UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	74-0694415
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/20th interest in a share of 7.00% Series B Mandatory Convertible Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable):

File No. 333-215833

Securities registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are Depositary Shares, each representing a 1/20th interest in a share of 7.00% Series B Mandatory Convertible Preferred Stock (the “Series B Preferred Stock”), of CenterPoint Energy, Inc. (the “Registrant”). The information required by this Item 1 is incorporated by reference to the descriptions of the Series B Preferred Stock and the Depositary Shares under the captions “Description of Our Series B Preferred Stock” and “Description of Our Depositary Shares” in the Registrant’s prospectus supplement, dated September 25, 2018, filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2018 pursuant to Rule 424(b), pursuant to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed with the SEC on September 24, 2018 (File No. 333-215833). The summary descriptions of the Series B Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the exhibits, which are hereby incorporated by reference herein and may be amended from time to time.

Item 2.	Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Restated Articles of Incorporation of CenterPoint Energy, Inc. (Exhibit 3.2 to Form 8-K dated July 24, 2008)

3.2	Third Amended and Restated Bylaws of CenterPoint Energy, Inc. (Exhibit 3.1 to Form 8-K dated February 21, 2017)

3.3	Statement of Resolutions Deleting Series of Shares designated Series A Preferred Stock of CenterPoint Energy, Inc. (Exhibit 3(c) to Form 10-K for the year ended December 31, 2011)

3.4	Statement of Resolution Establishing Series of Shares designated Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock of CenterPoint Energy, Inc., filed with the Secretary of State of the State of Texas and effective August 22, 2018 (Exhibit 3.1 to Form 8-K filed on August 23, 2018).

3.5	Statement of Resolution Establishing Series of Shares designated 7.00% Series B Mandatory Convertible Preferred Stock of CenterPoint Energy, Inc., filed with the Secretary of State of the State of Texas and effective October 1, 2018 (Exhibit 3.1 to Form 8-K filed on October 1, 2018).

4.1	Form of Certificate for the 7.00% Series B Mandatory Convertible Preferred Stock (included in Exhibit 3.5 hereto).

4.2	Deposit Agreement, dated as of October 1, 2018, among CenterPoint Energy, Inc., Broadridge Corporate Issuer Solutions, Inc., as depositary and the holders from time to time of the depositary receipts described therein (Exhibit 4.2 to Form 8-K filed on October 1, 2018).

4.3	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CENTERPOINT ENERGY, INC.

Date: October 1, 2018	By:	/s/ Dana C. O’Brien
Dana C. O’Brien
Senior Vice President, General Counsel and Assistant Corporate Secretary